Exhibit 99.2

SEMPRA ENERGY
Table F (Unaudited)

STATEMENTS OF OPERATIONS DATA BY SEGMENT
(Dollars in millions)
Three months ended March 31, 2021	SDG&E	SoCalGas	Sempra Texas Utilities	Sempra Mexico	Sempra LNG	Consolidating Adjustments, Parent & Other	Total

Revenues	$1,337	$1,508	$—	$367	$196	$(149)	$3,259
Cost of sales and other expenses	(801)	(834)	(2)	(195)	(139)	127	(1,844)
Depreciation and amortization	(213)	(173)	—	(51)	(3)	(2)	(442)
Other income (expense), net	35	39	—	(43)	—	4	35
Income (loss) before interest and tax(1)	358	540	(2)	78	54	(20)	1,008
Net interest (expense) income	(101)	(39)	—	(26)	6	(80)	(240)
Income tax (expense) benefit	(45)	(94)	—	(8)	(49)	38	(158)
Equity earnings, net	—	—	137	47	134	—	318
(Earnings) losses attributable to noncontrolling interests	—	—	—	(34)	1	—	(33)
Preferred dividends	—	—	—	—	—	(21)	(21)
Earnings (losses) attributable to common shares	$212	$407	$135	$57	$146	$(83)	$874

Three months ended March 31, 2020	SDG&E	SoCalGas	Sempra Texas Utilities	Sempra Mexico	Sempra LNG	Consolidating Adjustments, Parent & Other	Total

Revenues	$1,269	$1,395	$—	$309	$123	$(67)	$3,029
Cost of sales and other expenses	(679)	(872)	(1)	(137)	(87)	63	(1,713)
Depreciation and amortization	(201)	(159)	—	(47)	(2)	(3)	(412)
Other income (expense), net	31	30	—	(283)	—	(32)	(254)
Income (loss) before interest and tax(1)	420	394	(1)	(158)	34	(39)	650
Net interest (expense) income	(100)	(39)	—	(14)	6	(106)	(253)
Income tax (expense) benefit	(58)	(52)	—	307	(23)	33	207
Equity earnings (losses), net	—	—	106	200	57	(100)	263
(Earnings) losses attributable to noncontrolling interests	—	—	—	(144)	1	—	(143)
Preferred dividends	—	—	—	—	—	(36)	(36)
Earnings (losses) from continuing operations	$262	$303	$105	$191	$75	$(248)	688
Earnings from discontinued operations							72
Earnings attributable to common shares							$760

(1)     Management believes Income (Loss) Before Interest and Tax is a useful measurement of our segments' performance because it can be used to evaluate the effectiveness of our operations exclusive of interest and income tax, neither of which is directly relevant to the efficiency of those operations.